Exhibit 99.1
Contact:
Express-1 Expedited Solutions, Inc.
Jeff Curry
269-695-4955
Jeff.Curry@express-1.com
EXPRESS-1 EXPEDITED SOLUTIONS (AMEX:XPO) PROMOTES CURRY TO PRESIDENT
BUCHANAN, Mich. — June 19, 2007 — Express-1 Expedited Solutions, Inc (XPO), one of the top ground expediters in the country, has promoted Jeff Curry to President. In this role, Curry will handle administrative and investor relations duties as well as business development and operations for the company. “This well deserved promotion is another step in our continued effort to grow our business with a reinforced focus on premium transportation.” Said Mike Welch CEO. “We are entering a critical growth period for the company and I believe we have the right team in place to fuel this next evolution of the business to the benefit of our customers, employees, owner operators, and shareholders. Jeff’s personnel, organizational, and management skills have helped propel our growth over the last six years, and I look forward to having his support as I focus more of my efforts on strategic planning, growth, and building customer relationships.”
“I’m excited about the opportunity to take on this additional responsibility,” Curry said. “We have excellent people, who are committed to providing top quality service to our customers. I have been pleased to be a part of the company’s expansion, and I look forward to assisting Mike and the team.”
Curry graduated from Kalamazoo College in 1983, and spent 16 years in the Banking Industry prior to joining Express-1 in 2001. Curry has held a variety of positions at Express-1, including Vice President of Recruiting, Chief Operating Officer, and most recently Vice President of Business Development.
“Jeff has the experience and the energy to run all phases of the company. Our long relationship gives me complete trust in his ability to achieve our business objectives,” says Welch, who remains actively involved in the Company’s management as CEO.
About Express-1 Expedited Solutions, Inc.
Offering same-day, time-sensitive, and dedicated transportation to more than 1500 customers, Express-1 is one of the largest ground expedite companies in the country. The company’s premium transportation service is provided through its 24/7 operations center, by experienced inside sales staff using the latest in vehicle tracking and dispatch software. Express-1 services customers in the 48 states and Canada and has outside sales staff that covers the Midwest and Southeast. Express-1 utilizes an asset light operating model working with independent contractors that live throughout the Country. Express-1 Expedited Solutions, Inc. is publicly traded on the American Stock Exchange under the symbol XPO. For more information about the Company, visit www.express-1.com.